UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 15, 2017

Date of Report (Date of earliest event reported)

ADAIAH DISTRIBUTION INC.
(Exact name of registrant as specified in its charter)

Nevada	000-55369	90-1020141
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Poruka iela 3 Madona LV- 4801 Latvia	4801
(Address of principal executive offices)	(Zip Code)

(775) 375-5240

Registrant’s telephone number, including area code

_____________________________________________

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 MATERIAL DEFINITIVE AGREEMENT

On February 15, 2017, Adaiah Distribution Inc. (the “Company” or “Adaiah”) entered into an Asset Purchase Agreement with 3D Pioneer Systems, Inc., a Nevada corporation (“3D”) to acquire all of 3D’s intellectual property, apps, other assets and all related contractual rights used in connection with such property (the “Assets”). The acquisition will be accomplished by issuing 1 million shares of the Company’s common stock to 3D and paying a total of $120,000, in equal quarterly payments, with the first payment to be made the closing of the Asset Purchase Agreement.

3D’s apps are designed to educate young children (starting at 2 years old) about the environment, natural resources and how to make decisions that are consistent with “green” or “save your plant” initiatives. These applications teach children to respect the planet in a fun and engaging manner, utilizing music, caricatures, numerous colors and graphic art. Utilization of the apps allows children to be creative as they paint pictures from the main application or freely from their own mind and fantasies. The apps also help children to learn to play music in a fun and interactive manner.

The apps are currently available on smartphones operating on the Android platform.

The acquisition of the Assets is subject to completion of due diligence by Adaiah. The parties anticipate being able to complete the acquisition by March 1, 2017.

Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(b) Exhibits.

10.1	Asset Purchase Agreement, between Adaiah Distribution Inc. and 3D Pioneer Systems, Inc., dated February 15, 2017.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAIAH DISTRIBUTION INC.

DATE: February 15, 2017	By:	/s/ Nikolay Titov
	Name:	Nikolay Titov
	Title:	President, Chief Executive Officer, Chief Financial Officer

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